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                                                                  Exhibit 99.1






                         AVALONBAY COMMUNITIES, INC.
                      2900 Eisenhower Avenue, Suite 300
                             Alexandria, VA 22314




                                March 22, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

        Re: Confirmation of Arthur Andersen Representations Pursuant to Temporary Note 3T

Ladies and Gentlemen:

        Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, this letter confirms that AvalonBay Communities, Inc. has received from Arthur Andersen LLP, the independent public accountant engaged by the company to examine the company's financial statements that are included in the Form 10-K to which this letter is filed as an exhibit, a representation letter dated March 21, 2002 addressed to the company in which Arthur Andersen LLP stated in full as follows:

        "We represent that this audit was subject to our quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."

                                       Very truly yours,

                                       AVALONBAY COMMUNITIES, INC.


                                       By: /s/ Edward M. Schulman
                                          -----------------------
                                       Name: Edward M. Schulman
                                       Title: Vice President - General Counsel